UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2021

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SBUX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On January 7, 2021, Starbucks Corporation (the “Company” or “Starbucks”) announced the appointment of Rachel Ruggeri as executive vice president and chief financial officer, effective February 1, 2021. In this capacity, Ms. Ruggeri will serve as the Company’s principal financial officer. The Company also announced that Patrick Grismer will retire as executive vice president and chief financial officer of the Company effective February 1, 2021. Effective February 1, 2021, Mr. Grismer will transition to a senior advisor role but remain employed (with the same base salary and benefits) through May 2, 2021 subject to the execution of legal documentation.

Ms. Ruggeri, 51, has 28 years of experience in accounting, financial planning and analysis, and business process improvement. She has served as the Company’s senior vice president, Finance, Americas since June 1, 2020. Ms. Ruggeri initially joined Starbucks in 2001 as a member of the accounting team, where, in her first year, she had the responsibility of helping to launch the first Starbucks Card. During her combined tenure of 16 years at Starbucks, Ms. Ruggeri has held a variety of finance positions of increasing responsibility, including vice president of Corporate Financial Planning and Analysis, vice president of Finance in support of the U.S. Business, and senior vice president of Global Retail. In addition to her time at Starbucks, Ms. Ruggeri served as the senior vice president and chief financial officer of Continental Mills, Inc., a maker of breakfast, baking and snack brands, from August 2018 to May 2020.

In connection with Ms. Ruggeri’s appointment, the Compensation and Management Development Committee of the Board of Directors of the Company approved an annualized base salary of $800,000, an annual bonus target under the Company’s Executive Management Bonus Plan of 120% of base salary and a promotional equity award with a value of $1,000,000. The equity award will consist of time-vested restricted stock units (“RSUs”). The RSUs will vest 50% on the second anniversary, and 50% on the fourth anniversary, of the date of grant, subject to continued employment. The foregoing description is qualified in its entirety by reference to Ms. Ruggeri’s Offer Letter dated January 6, 2021, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

There is no arrangement or understanding between Ms. Ruggeri and any other person pursuant to which Ms. Ruggeri was appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Ruggeri and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There are no transactions in which Ms. Ruggeri has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Grismer’s retirement, the Company will pay him a cash transition services bonus of $658,019 representing a pro-rated bonus for fiscal year 2021 (at the target level) subject to the execution of legal documentation.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated January 7, 2021, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Offer Letter dated January 6, 2021 between Starbucks Corporation and Rachel Ruggeri

99.1	Press release of Starbucks Corporation dated January 7, 2021

104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Denotes a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION
Dated: January 7, 2021
	By:	/s/ Rachel A. Gonzalez
Rachel A. Gonzalez
executive vice president, general counsel and secretary